                                                  Exhibit 10(i)


January 18, 1998



Mr. Norman Blake
7117 Bellona Avenue
Baltimore, MD  21212

Dear Mr. Blake:

Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1998, among Parent ("Parent"), Merger Subsidiary ("Sub") and USF&G Corporation (the "Company"), Sub will merge with and into the Company ("Merger"), subject to the terms and conditions set forth in the Merger Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Severance Agreement (as defined below) or in the Merger Agreement.

The purpose of this letter agreement is to confirm our respective understandings and agreements with regard to:

-      The Key Executive Severance Agreement dated February 27,
       1997 (the "Severance Agreement") between the Company and Norman Blake (the "Executive").

- The Executive's duties with the Parent after the Merger is completed, and the remuneration to be paid by Parent to the Executive for such services.

Parent has requested that for its and its shareholders' benefit, the Company and the Executive enter into this Agreement.

In the event the Merger is ultimately consummated, the Parent agrees to make those payments to which Executive is entitled pursuant to the Severance Agreement (the "Severance Payments") and to otherwise honor the terms of the Severance Agreement or otherwise cause the Severance Payments to be made and the terms honored. For purposes of this agreement, Parent, the Company and the Executive agree that upon the approval of the shareholders of the Company of the Merger Agreement, a Change in Control will have occurred for purposes of the Severance Agreement. Executive agrees that his Severance Payments will be made to him no earlier than the date which is one hundred eight (108) days following the date the Merger is consummated and no later than one hundred twenty five (125) days following the date the Merger is consummated; it being understood that Executive shall be paid interest on the Severance Payments at the Prime Rate from the date that the Merger is consummated until the payment date.

In the event that the Merger is ultimately consummated, the Executive shall be appointed to the Parent's Board of Directors for a term that shall expire on May 4, 1999. The Executive shall serve as Vice Chairman of the Parent's Board and report to the Chairman of the Parent's Board. The Executive shall act in the role of independent consultant and counselor to the Parent's Chairman and other designated executives until December 31, 1998, and, as such, during that time, shall not be an employee of the Parent, the Sub or the Company and shall not have direct reports who are employees of the Parent, the Sub or the Company. The Executive may be employed on a full-time basis by a third-party at any time after the date the Merger is consummated and during the consulting term, provided that such employment does not conflict with the non-compete and confidentiality covenants recited below and that such employment does not materially interfere with the performance of Executive's duties under the consulting agreement.

The Executive's principal responsibility during this Board term shall be to assist in the integration of the Sub and the Company. The Executive's specific duties shall be those assignments made by the Parent's Chairman to the Executive from time to time during the term of this letter agreement.

The Executive and the Parent agree that between the date this letter agreement is signed and the date that the Merger is consummated, the parties shall negotiate and intend to enter into a detailed consulting agreement, the effectiveness of which shall be conditioned upon the occurrence of the Merger. In addition to reiterating the Executive's duties as described above, Parent agrees that such agreement will include remuneration as follows:

- A guaranteed consulting fee ("Consulting Fee") in the amount of Seven Hundred Twenty-Five Thousand Dollars ($725,000.) payable in equal installments, prorated over the period of time commencing on the date the Merger is consummated and concluding on December 31, 1998. All prorated installments of the Consulting Fee shall be paid to the Executive within five days after the close of the calendar month in which earned.

- A performance-based incentive fee ("Incentive Fee") to be paid to the Executive based on the same earnings per share measurement criteria contained in the 1998 annual incentive plan for the Parent's Chairman of the Board. The Executive's Incentive Fee will be a percentage of his Consulting Fee, that percentage to equal the ratio of the Parent Chairman's 1998 actual annual incentive award as the numerator and the Parent Chairman's 1998 annualized base salary rate as the denominator.

- The Executive shall receive Twenty-Five Thousand (25,000) Stock Appreciation Rights ("SAR's") with a term of four years from the consummation of the Merger and a stock price equal to the fair market value on the date the Merger is consummated.

- Continued medical insurance benefits coverage at the Parent's expense, under the Company's or the Parent's regular or retiree plan, or by individual policy.

- To the extent allowed by the respective Company stock option plans, i) Executive's employment will be deemed to continue during the consulting period solely for the purpose of enabling Executive to exercise outstanding Company stock options during the consulting period, and ii) Executive will be deemed to retire for purposes of such plans, allowing one (1) year to exercise options after the end of the consulting period.

In exchange for the remuneration outlined above, in addition to the consultation services to be rendered by the Executive during the term of the consulting agreement, the Executive agrees to provide the Parent and all its affiliates with the following convenants of confidentiality and non-competition:

- Executive shall keep confidential any trade secrets and confidential or proprietary information of the Parent and its affiliates (including the Company) which are now known to him or which hereafter may become known to him as a result of his employment or association with the Parent and its affiliates and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Parent or its affiliates during and at all times after the expiration of the consultancy period. For purposes of this agreement, "trade secrets and confidential or proprietary information" means information unique to the Parent or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Parent or any of its affiliates or typical of industry practice.

- The Executive convenants that he will not, without the prior written consent of the Parent, during the Term of this Agreement and for a period of one (1) year following the date he ceases, for whatever reason, serving on the Parent's Board of Directors or serving as a consultant or counselor to the Parent's executive management, whichever date is later, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than by way of holding shares listed on a stock exchange in a number not exceeding five percent of the outstanding class or series of shares so listed), consultant or in any other manner whatsoever carry on, be engaged in, advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by, any person engaged in a business if a material portion of that business is in direct competition with any significant business of the Parent or any of its material affiliates.

Except as expressly set forth herein, this letter agreement shall not be deemed to affect or modify any provision of the Severance
Agreement.

This letter agreement may not be amended or terminated without the prior written consent of the Company, the Executive and the Parent.

This letter agreement may be executed in any number of counterparts which together shall constitute but one agreement.

This letter agreement may not be assigned by any party hereunto and shall be binding on and inure to the benefit of their respective successors and, in the case of the Executive, heirs and other legal representatives.

Each of Parent, the Company, Sub and the Executive has caused this letter agreement to be duly executed as of the date first above written.

MERGER SUBSIDIARY                  THE ST. PAUL COMPANIES, INC.

By: /s/ Douglas W. Leatherdale     By: /s/ Douglas W. Leatherdale
    --------------------------         --------------------------
        Douglas W. Leatherdale             Douglas W. Leatherdale

EXECUTIVE                          USF&G CORPORATION


    /s/ Norman P. Blake               By: /s/ Norman P. Blake
    -------------------                   -------------------
        Norman P. Blake                       Norman P. Blake